UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 28, 2024

Date of Report (Date of earliest event reported)

Arisz Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41078	87-1807866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o MSQ Ventures 12 East 49th Street, 17th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 699 9827

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ARIZ	The Nasdaq Stock Market LLC
Warrants	ARIZW	The Nasdaq Stock Market LLC
Rights	ARIZR	The Nasdaq Stock Market LLC
Units	ARIZU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

Arisz Acquisition Corp. (“Arisz” or the “Company”) held a special meeting of stockholders (the “Special Meeting”) on February 28, 2024 at 10:00 a.m. Eastern Time. The Special Meeting was held via teleconference. There were 5,155,754 shares of the Company’s Common Stock, par value $0.0001 per share, (the “Common Stock”) outstanding on the record date, January 3, 2024. There were 4,422,921 shares of common stock of the Company present at the Special Meeting in person or represented by proxy, which is 85.79% of the total shares of Common Stock outstanding, thereby constituting a quorum. Summarized below are the results of the matters voted on at the Special Meeting.

1. Redomestication Merger Proposal

Stockholders approved the proposal to approve the merger of Arisz with and into BitFuFu Inc., its wholly owned Cayman Islands subsidiary, with BitFuFu Inc. surviving the merger. The merger will change Arisz’s place of incorporation from Delaware to the Cayman Islands. We refer to this as the “Redomestication Merger.” This proposal is referred to as the “Redomestication Merger Proposal” or “Proposal No. 1.” Adoption of the Redomestication Merger Proposal required approval by the affirmative vote of at least 50% of the holders of the Company’s outstanding shares of Common Stock. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
4,422,921	0	0	0

The Company will file a Redomestication Certificate of Merger with the Secretary of State of the State of Delaware. A copy of the Redomestication Certificate of Merger is attached hereto as Exhibit 3.1.

2. Acquisition Merger Proposal Amendment

Stockholders approved the proposal to approve the authorization for BitFuFu Inc.’s board of directors to complete the merger of its subsidiary, Boundary Holding Company, a Cayman Islands exempted company, with and into Finfront Holding Company, a Cayman Islands exempted company, resulting in Finfront Holding Company becoming a wholly owned subsidiary of BitFuFu Inc. We refer to this as the “Acquisition Merger.” This proposal is referred to as the “Acquisition Merger Proposal” or “Proposal No. 2.”. Adoption of the Acquisition Merger Proposal required approval by the affirmative vote of at least 50% of the holders of the Company’s outstanding shares of Common Stock. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
4,422,921	0	0	0

3. Nasdaq Proposal

Stockholders approved the proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 160,000,000 BitFuFu Inc. Ordinary Shares in connection with the mergers and related financings, which we refer to as the “Nasdaq Proposal” or “Proposal No. 3.” Approval of Nasdaq Proposal required the affirmative vote of the holders of a majority of the shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
4,422,921	0	0	0

4. Governance Proposals

Stockholders approved, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the BitFuFu Inc. Memorandum and Articles of Association. (we refer to this proposal as the “Governance Proposals”). Adoption of the Governance Proposals required approval by the affirmative vote of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. The voting results were as follows:

The Governance Proposals received the following votes:

Governance Proposal A - The Redomestication Merger

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
4,422,921	0	0	0

Governance Proposal B - The Acquisition Merger

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
4,422,921	0	0	0

Governance Proposal C — Authorized Shares of Common Stock

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
3,931,309	491,612	0	0

Governance Proposal D — Provisions Applicable to Blank Check Companies

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
4,422,921	0	0	0

Governance Proposal E — Voting Threshold for Director Removal

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
3,931,309	491,612	0	0

Each of the Governance Proposals was approved.

Item 8.01. Other Events.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held by the Company on February 28, 2024, a total of 2,282,657 shares of Common Stock were tendered for redemption. As a result, approximately $25.4 million (approximately $11.14 per share) will be removed from the Company’s trust account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company, such as franchise taxes, but not including any excise tax, since that date. Following redemptions, the Company will have 2,096,047 shares of Common Stock outstanding, and approximately $1.0 million will remain in the Company’s trust account.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
3.1	Redomestication Certificate of Merger
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2024

ARISZ ACQUISITION CORP.

By:	/s/ Fang Hindle-Yang
Name:	Fang Hindle-Yang
Title:	Chief Executive Officer and Chairman